Sub-Item 77C

DREYFUS MUNICIPAL CASH MANAGEMENT PLUS

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders of Dreyfus Municipal Cash Management Plus (the “Fund”) was held on November 16, 2009.  Out of a total of 2,406,740,133.290 shares (“Shares”) entitled to vote at the Meeting, a total of 344,008,058.690 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to December 28, 2009, not having received the required vote of the holders.  The breakdown of the vote is as follows:

                                                              Shares_________________

                                     For                                  Against                               Abstain

1. To approve the amending           331,950,906.880        8,439,607.910          3,617,543.900

Fund’s policy regarding

borrowing

2. To approve the Fund’s               332,656,299.670        7,749,153.860          3,602,605.160

policy regarding lending

3. To permit investment in             333,154,257.800        9,654,379.610           1,199,421.280

other investment companies

NSAR-EXHIBIT 77I-CLASS Z-DPMBF

A Special Meeting of Shareholders of Dreyfus Municipal Cash Management Plus (the “Fund”) was held on December 28, 2009.  Out of a total of 2,406,740,133.290 shares (“Shares”) entitled to vote at the Meeting, a total of 841,099,421.750 shares were represented at the Meeting, in person or by proxy.  The meeting was adjourned to February 12, 2010, not having received the required vote of the holders.  The breakdown of the vote is as follows:

                                                              Shares_________________

                                     For                                  Against                               Abstain

1. To approve the amending           782,947,606.660        55,590,553.540           2,561,261.450

Fund’s policy regarding

borrowing

2. To approve the Fund’s               783,917,012.570        54,905,829.760           2,276,579.420

policy regarding lending

3. To permit investment in             779,772,677.440        58,779,887.430           2,546,856.880

other investment companies

NSAR-EXHIBIT 77I-CLASS Z-DPMBF